EX-99.1

SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2021 RESULTS

Reports Quarterly Diluted EPS of $3.02; Higher Than Any Previous Annual Diluted EPS

Guides Fiscal 2021 Second Quarter to Record Second Quarter Earnings

FOR IMMEDIATE RELEASE

Evansville, Indiana, May 19, 2021 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the first quarter ended May 1, 2021.

First Quarter Highlights

•	Record quarterly net income of $43.2 million and diluted net income per share of $3.02; first quarter earnings exceed any previous full-year earnings
•	Record quarterly net sales of $328.5 million and record quarterly comparable store sales increase of 125.8 percent
•	Record quarterly gross profit of $130.2 million and record quarterly gross profit margin of 39.6 percent
•	E-commerce sales increase of 11.8 percent versus fiscal 2020 and 191.3 percent versus fiscal 2019
•	Shoe Perks customer loyalty program membership grew over 10 percent compared to the prior year bringing total membership in the program to over 27 million

•	Cash and cash equivalents were $174.6 million with no outstanding debt as of May 1, 2021

“Once again, the Shoe Carnival team delivered another record-breaking quarter, achieving the highest sales, margin, and EPS results in our history. Tax refunds, stimulus payments, and our merchants’ ability to deliver the items and brands our customers desired fueled positive traffic trends during the quarter. This resulted in a comparable store sales increase of 125.8 percent and all-time high store conversion rates. Our customer’s focus was on product and not promotion. This allowed us to eliminate low-margin promotions for the entire first quarter, which led to a 1,000-basis point increase in merchandise margin. Our industry-leading CRM program allowed us to get our brand message to our customers and their positive reaction gives us confidence for the remainder of the year. Our relentless focus will remain on continuing to deliver the right product, service and overall customer experience,” said Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer.

“We are thrilled that customers are shopping in-store again, and we look forward to giving them an even more exciting shopping experience as we continue modernizing our store fleet and delivering on-trend product for the entire family at the value they expect. We believe we have earned the tremendous support our customers have in us. We will continue our mission of putting our customers in the center of all we do to maintain and grow the loyalty they have in the Shoe Carnival brand,” concluded Mr. Sifford.

First Quarter Financial Results

The Company reported net sales of $328.5 million for the first quarter of fiscal 2021, a 122.7 percent increase compared to net sales of $147.5 million for the first quarter of fiscal 2020. The increase resulted from continued demand for strong product offerings, seasonal weather, increased vaccination rates and the positive impact of government stimulus. Additionally, substantially all of the Company’s stores were closed for approximately half of the first quarter of fiscal 2020 due to the pandemic.

Gross profit margin for the first quarter of fiscal 2021 increased 18.3 percentage points to 39.6 percent compared to 21.3 percent in the prior year. Merchandise margin increased 10.0 percentage points and buying, distribution and occupancy expenses, which are generally fixed costs, decreased 8.3 percentage points as a percentage of net sales compared to the first quarter of fiscal 2020.  The increase in merchandise margin was primarily due to strong customer response to the Company’s merchandise selection, which resulted in less promotional activity during the quarter. The decrease in buying, distribution and occupancy costs, as a percentage of sales, was primarily due to leveraging occupancy costs against a higher sales base.

Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2021 increased $17.8 million to $72.6 million. As a percentage of net sales, these expenses decreased 15.0 percentage points to 22.1 percent primarily due to the leveraging effect of higher sales. The increase in SG&A primarily correlates with the Company’s record performance, in terms of increased performance-based incentive compensation, general wages and variable costs that change with sales, such as credit card fees.  SG&A also increased due to market return volatility on the Company’s deferred compensation plan.

Net income for the first quarter of fiscal 2021 was $43.2 million, or $3.02 per diluted share. For the first quarter of fiscal 2020, the Company reported net loss of $16.2 million, or a loss of $1.16 per diluted share.

Store Updates

No new stores were opened in the first quarter of fiscal 2021 and six stores were closed. The Company expects to open one store and close two additional stores during the remainder of fiscal 2021 compared to a total of four store openings and 13 store closings in fiscal 2020.

The Company is currently in the process of modernizing its stores and plans to modernize approximately 100 stores by May 2022, with the goal of modernizing two-thirds of its store fleet in the next three-to-five years.

Fiscal 2021 Outlook

Based on second-quarter results to date and expected continued strength in gross profit margin for the remainder of the quarter, the Company currently anticipates record diluted net income per share in the range of $1.00 to $1.20 and net sales in the range of $268 million to $278 million for the second quarter of fiscal 2021.

Given the continued uncertainty in the business environment, including consumer spending behaviors, ongoing supply chain disruptions, and the timing of in-person learning in the fall, the Company is not providing guidance for the second half of fiscal 2021 at this time.

Share Repurchase Program

As of May 1, 2021, the Company had $50 million available for future repurchases under its share repurchase program. The Company will continue to evaluate the repurchase of shares under the repurchase program during the remainder of fiscal 2021.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders at 9:00 a.m. Central Daylight Time on June 10, 2021 at its corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. In the event it is not advisable to hold the annual meeting in person due to developments with COVID-19, the Company will promptly announce alternative arrangements for the meeting via a press release.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of May 19, 2021, the Company operates 377 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on the operations of our stores, economic conditions, financial market volatility, and our supply chain and distribution processes; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our multi-channel sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; our ability to control costs and meet our labor needs in a rising wage environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our stores and our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2021	May 2, 2020
Net sales	$328,457	$147,495
Cost of sales (including buying, distribution and occupancy costs)	198,299	116,031
Gross profit	130,158	31,464
Selling, general and administrative expenses	72,555	54,725
Operating income/(loss)	57,603	(23,261)
Interest income	(4)	(89)
Interest expense	119	56
Income/(loss) before income taxes	57,488	(23,228)
Income tax expense/(benefit)	14,246	(7,038)
Net income/(loss)	$43,242	$(16,190)
Net income/(loss) per share:
Basic	$3.06	$(1.16)
Diluted	$3.02	$(1.16)
Weighted average shares:
Basic	14,129	13,992
Diluted	14,324	13,992

Cash dividends declared per share	$0.140	$0.085

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	May 1,	January 30,	May 2,
	2021	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$174,643	$106,532	$13,084
Accounts receivable	7,477	7,096	6,316
Merchandise inventories	268,629	233,266	303,988
Other	11,896	8,411	14,186
Total Current Assets	462,645	355,305	337,574
Property and equipment – net	62,038	62,325	64,928
Deferred income taxes	4,965	5,635	7,249
Other noncurrent assets	12,870	13,843	9,454
Operating lease right-of-use assets	207,571	205,639	210,345
Total Assets	$750,089	$642,747	$629,550

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$102,405	$57,717	$90,040
Accrued and other liabilities	55,011	24,390	12,517
Current portion of operating lease liabilities	42,895	48,794	49,078
Total Current Liabilities	200,311	130,901	151,635
Long-term portion of operating lease liabilities	185,205	182,622	184,896
Deferred compensation	11,614	16,008	12,646
Other	2,684	3,040	915
Total Liabilities	399,814	332,571	350,092
Total Shareholders’ Equity	350,275	310,176	279,458
Total Liabilities and Shareholders’ Equity	$750,089	$642,747	$629,550

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2021	May 2, 2020
Cash Flows From Operating Activities
Net income/(loss)	$43,242	$(16,190)
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,315	3,831
Stock-based compensation	1,227	1,054
Loss on retirement and impairment of assets, net	757	2,089
Deferred income taxes	670	584
Non-cash operating lease expense	11,434	10,250
Other	1,187	(1,065)
Changes in operating assets and liabilities:
Accounts receivable	(381)	(3,592)
Merchandise inventories	(35,363)	(44,493)
Operating leases	(16,682)	(8,881)
Accounts payable and accrued liabilities	61,519	23,508
Other	4,595	(9,958)
Net cash provided by (used in) operating activities	76,520	(42,863)

Cash Flows From Investing Activities
Purchases of property and equipment	(4,083)	(3,189)
Other	0	194
Net cash used in investing activities	(4,083)	(2,995)

Cash Flow From Financing Activities
Borrowings under line of credit	0	8,691
Payments on line of credit	0	(8,691)
Proceeds from issuance of stock	64	63
Dividends paid	(2,054)	(1,320)
Shares surrendered by employees to pay taxes on restricted stock	(2,336)	(1,700)
Net cash used in financing activities	(4,326)	(2,957)
Net increase (decrease) in cash and cash equivalents	68,111	(48,815)
Cash and cash equivalents at beginning of period	106,532	61,899
Cash and cash equivalents at end of period	$174,643	$13,084